November 16, 2007

Mr. Ran Furman
Chief Financial Officer
Osage Exploration and Development, Inc.
888 Prospect Street
Suite 210
La Jolla, CA 92037

Re: Hansford Purchase and Sale Agreement dated 1/16/2006

Dear Ran:

As we discussed, please accept this letter acknowledging that the original agreement entered into between me and Pearl Resources Corp. was indeed for the benefit of Osage Energy Company, LLC and not me, personally. It was an oversight and it should have been signed by me in my role as CEO of Osage Energy Company, LLC.

In order to clear up any confusion, I declare that I have never had title to the property and I do not have any ownership and/or any rights or obligations at all with respect to the Hansford property.

I hope this helps clear up this matter and I apologize for any confusion.

Regards

Charles Volk